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                                                                   EXHIBIT 10.48

                                           *** Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                   Under 17 C.F.R. Section Section 200.80(b)(4),
                                                            200.83 and 240.24b-2


                       DEVELOPMENT AND LICENSE AGREEMENT


        This Development and License Agreement ("Agreement") is entered into effective as of May 15, 2000 (the "Effective Date") between Alkermes Controlled Therapeutics Inc. II ("ACTII") and Amylin Pharmaceuticals, Inc. ("Amylin").

                                    RECITALS

        WHEREAS, ACTII owns or has licensed from third parties certain intellectual property rights relating to injectable, sustained release formulation systems, including the Medisorb(R) microsphere system (the "System," as defined below);

        WHEREAS, Amylin owns or has licensed from third parties certain intellectual property rights relating to Field Products (as defined below);

        WHEREAS, ACTII and Amylin previously entered into a Feasibility Study Agreement dated as of June 24, 1999 between ACTII and Amylin, as extended pursuant to the Feasibility Study Extension Agreement dated February 15, 2000 (collectively, the "Feasibility Agreement");

        WHEREAS, based upon the results to date of the study performed pursuant to the Feasibility Agreement, the Parties have determined that the use of ACTII's System formulations for AC2993 shows sufficient promise to justify further development pursuant to this Agreement; and,

        WHEREAS, ACTII and Amylin wish to enter into this Agreement, in accordance with the terms set forth herein.

        NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        1. Definitions. The following terms shall have the following meanings:

                1.1 "AC2993" means synthetic exendin-4.

                1.2 "ACTII Know-How" means any and all confidential information, data and knowledge related to the subject matter of ACTII Patents including, without limitation, any know-how, trade secrets, techniques, strategies, methods, processes, practices, skills, experience, documents, apparatus, devices, assays, screens, databases, database structures and data analysis methods. ACTII Know-How does not include ACTII Patents.

                1.3 "ACTII Patents" means all patents and patent applications owned or controlled by ACTII relating to the System that are necessary or useful in the manufacture or use of products in the Field, including those patents and patent applications listed on Exhibit A hereto, together with any patents resulting therefrom, including divisionals, continuations, continuations-in-part, continued prosecution applications, reissues, re-examinations, extensions of term, substitutions, revalidations, renewals, supplemental protection certificates, registrations and confirmations thereof, and any other patent or patent application that covers an Invention which is owned (either jointly or solely by ACTII) or controlled by ACTII. ACTII Patents does not include ACTII Know How.

                1.4 "Affiliate" means any entity controlled by, controlling or under common control of any entity. For purposes of this Section 1.4, "control" denotes the ownership of fifty per cent (50%) or more of the voting stock or voting equity interests.

                1.5 "Amylin Patents and Proprietary Information" means (i) the patents and patent applications necessary or useful in the development of a product in the Field under this Agreement, initially AC2993, together with any patents resulting therefrom, including divisionals, continuations, continuations-in-part, continued prosecution applications, reissues, re-examinations, extensions of term, substitutions, revalidations, renewals, supplemental protection certificates, registrations and confirmations thereof, and (ii) the proprietary information, including data, results, knowledge, materials, compositions, formulas, specifications, designs, devices, methods, processes and techniques, whether patentable or not, developed, conceived, discovered, synthesized or acquired by Amylin, and/or its Affiliates, necessary or useful in the development of a product in the Field under this Agreement, initially AC2993.

                1.6 "Average 20-Day Trailing Price" means, on any day, the average of the closing prices, as reported on the Nasdaq National Market, for Amylin's common stock for the 20 trading days immediately preceding such day.

                1.7 "Clinical Trial" means a human clinical trial conducted in normal volunteers or patients and designed to evaluate safety, efficacy or required dosage regimen of a Product.

                1.8 "Co-Marketer" means any co-marketer, co-detailer, marketing partner, distributor, wholesaler, consignee or other person or entity acting under an arrangement that is the functional equivalent of a license or sublicense, but excluding distribution, wholesaling and consignment arrangements where the distributor, wholesaler or consignee is not obligated, in addition to selling a Product, to undertake any significant promotional or similar marketing efforts with respect to the Product.

                1.9 "Commercially Reasonable Efforts" means a Party's efforts to develop, market, or distribute a Product, as applicable, depending on such Product's stage of development or commercialization, at a level consistent with the efforts that are devoted (or would be devoted) by that Party to other products of comparable commercial potential at a similar stage of development or commercialization.

                1.10 "Confidential Information" means information relating to the subject matter of this Agreement, provided by the Disclosing Party to the Receiving Party and identified as "Confidential"; provided, however, that Confidential Information shall not include any such information that:

                        (a) was known to the Receiving Party at the time of disclosure by the Disclosing Party (other than through receipt from the Disclosing Party or its Affiliates), as can be established by written documentation; or


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                        (b) was generally available to the public or was
otherwise part of the public domain at the time of such disclosure or became generally available to the public or otherwise part of the public domain after such disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; or

                        (c) became known to the Receiving Party after disclosure by the Disclosing Party through a non-confidential disclosure from a source that had a lawful right to disclose such information to others; or

                        (d) was independently developed by the Receiving Party where such independent development can be established by written documentation.

                1.11 "Disclosing Party" means a Party that discloses its Confidential Information to the other Party.

                1.12 "FDA" means the U.S. Food and Drug Administration.

                1.13 "Field" means System formulations of Field Products.

                1.14 "Field Products" means [...***...].

                1.15 "FTE Hourly Rate" means [...***...].

                1.16 "Inventions" means any inventions or discoveries, whether or not patentable, conceived pursuant to the Product Development Plan during the term of this Agreement or within three (3) months thereafter.

                1.17 "Joint Inventions" has the meaning given to it in Section
10.2 (a).

                1.18 "Major European Market Country" means each of France, Germany, Italy, Spain and the United Kingdom.

                1.19 "Major Market Country" means each of France, Germany, Italy, Spain, the United Kingdom, the United States and Japan.

                1.20 "NDA" means a New Drug Application filed with the FDA.

                1.21 "Net Sales" means [...***...]:

                     [...***...]






                                              * CONFIDENTIAL TREATMENT REQUESTED


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        If ACTII is receiving royalties under this Agreement from any Product sold in a form containing Product and at least one other ingredient, product or component which is Therapeutically Active, Net Sales for such combination Product will be calculated by multiplying actual Net Sales of such combination Product by the fraction A/(A+B) where A is the invoice price of the Product if sold separately, and B is the invoice price of any other ingredient which is Therapeutically Active in the combination, if sold separately. If, on a country-by-country basis, the other ingredient which is Therapeutically Active in the combination is not sold separately in said country, Net Sales for the purpose of determining royalties of the combination Product shall be calculated by multiplying actual Net Sales of such combination Product by the fraction A/C where A is the invoice price of the Product, if sold separately, and C is the invoice price of the combination Product. If, on a country-by-country basis, neither the Product nor the other ingredient which is Therapeutically Active of the combination Product is sold separately in said country, Net Sales for the purpose of determining royalties of the combination Product shall be determined by the Parties in good faith. In general, the Parties agree to negotiate in good faith for an equitable determination of Net Sales of Product, on a country-by-country basis, in the event that Amylin or its Affiliates, sublicensees or Co-Marketers sell Product in such a manner that gross sales of the same are not readily identifiable.

                1.22 "Party" means each of ACTII and Amylin.

                1.23 "Phase III Clinical Trial" means a large-scale human clinical trial conducted in patients and designed to indicate a statistically significant level of efficacy for a Product in the treatment of the disease state being studied and required to obtain clinical registration of the Product with health regulatory authorities such as the FDA.

                1.24 "Product" means any Field Product the manufacture, use, sale, offer for sale, or import of which, but for the licenses granted in this Agreement, would infringe a Valid Claim of any of the ACTII Patents.

                1.25 "Product Development Plan" has the meaning given to it in
Section 4.3(d)(i).

                1.26 "Project Working Team" means the working team formed pursuant to Section 4.3(a).

                1.27 "Receiving Party" means a Party that receives Confidential Information from the Disclosing Party.

                1.28 "Regulatory Approval" means approval of an NDA by the FDA or approval of a comparable application or set of applications by a comparable regulatory authority in a country other than the United States, together with satisfaction of any related regulatory and notification requirements of the FDA or such other regulatory authority.

                1.29 "Steering Committee" means the committee formed pursuant to
Section 4.2(a).


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

                1.30 "System" refers to methods for preparing microspheres/microparticles by combining two phases by mixing or other means of blending to form an emulsion, which is then subjected to one or more extraction steps to remove drug/polymer solvents and complete the formation of microspheres/microparticles, and to the microspheres/microparticles prepared thereby. The first phase comprises active ingredient, polymer, and polymer and/or drug solvents. The second phase comprises water and an emulsifying agent. By way of further clarification, the emulsion could comprise two phases (e.g., oil in water) or multiple phases (e.g., water in oil in water), depending on the choice of solvents for the drug and polymer.

                1.31 "Therapeutically Active" means biologically active but shall not include diluents, vehicles or specific adjuvants or any other ingredient (other than a Product) which does not have any, or only incidental, therapeutic properties when present alone.

                1.32 "Valid Claim" means a claim of an issued patent which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and that has not been admitted to be invalid through disclaimer or found to be unenforceable through reissue.

                1.33 "Warrant" means a warrant for one share of the common stock of Amylin, exercisable at any time on or after the date on which the warrant is issued. [...***...].

        2. License Grants.

                2.1 Grants.

                        (a) Subject to the limitations, terms and conditions set forth in this Agreement, ACTII hereby grants to Amylin an exclusive (even as to ACTII, except as provided in Section 2.1(b), below), worldwide license in the Field under ACTII Patents and ACTII Know-How, together with the right to grant sublicenses, to make, have made, use, import, offer to sell, sell and have sold Products.

                        (b) Subject to the limitations, terms and conditions set forth in this Agreement, Amylin hereby grants to ACTII a non-exclusive, non-transferable, worldwide, royalty-free license, without the right to grant sublicenses, under the Amylin Patents and Proprietary Information to carry out its duties and obligations with respect to Field Products under this Agreement.

                2.2 Commercialization by Amylin. Amylin shall use Commercially Reasonable Efforts to develop Products for marketing or distribution in all Major Market Countries and to take such other actions as are necessary to obtain government approvals to market the Products in such markets throughout the world as Amylin believes appropriate, and thereafter to use Commercially Reasonable Efforts to market or distribute such Products in such markets.



                                              * CONFIDENTIAL TREATMENT REQUESTED


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        3. Payments to ACTII.

                3.1 Feasibility Study Completion Milestone. At [...***...] Amylin shall pay to ACTII [...***...] and shall issue to ACTII [...***...] Warrants exercisable at a purchase price equal to the Average 20-Day Trailing Price on the Effective Date of this Agreement. If Amylin does not make the payment and issue the Warrants as provided in the Section 3.1 as set forth above, the Agreement shall automatically terminate and neither Party shall have any obligation to the other.

                3.2 Development Funding.According to Section 4, Amylin will pay to ACTII the FTE Hourly Rate for all work performed by ACTII under the Product Development Plan.

                3.3 Milestones.The following milestone payments shall be paid in accordance with the following schedule for the first Product to reach each milestone in the Field, said milestone payments to be made within thirty (30) days of the milestone date:

-------------------------------- ----------------------------------
Milestone                        Milestone Payment
-------------------------------- ----------------------------------
[...***...]                      [...***...]
-------------------------------- ----------------------------------
-------------------------------- ----------------------------------
[...***...]                      [...***...]
-------------------------------- ----------------------------------
-------------------------------- ----------------------------------
[...***...]                      [...***...]
-------------------------------- ----------------------------------
-------------------------------- ----------------------------------
[...***...]                      [...***...]
-------------------------------- ----------------------------------

All milestone payments are non-refundable and non-creditable.

                3.4 Payment for Products Manufactured by ACTII. According to
Section 6, Amylin will pay to ACTII a transfer price based on Net Sales of all Products manufactured by ACTII.

                3.5 Royalties on Products Not Manufactured by ACTII. For all Products that are not manufactured by ACTII and are instead manufactured by a third party pursuant to Section 6.2 ("Failure to Supply"), below, Amylin shall pay to ACTII a royalty on Net Sales at the rate of [...***...]. For all products that are not manufactured by ACTII and are instead manufactured by a third party pursuant to Section 6.3 ("Second Source"), below, Amylin shall pay to ACTII a royalty on Net Sales at the rate of [...***...]. The royalty payable under this
Section 3.5 will be payable only once with respect to a particular sale of a Product regardless of there being more than one patent or Valid Claim applicable to such Product.

                3.6 Transfer Price and Royalty Terms.This Section 3.6 shall apply to both the transfer price payable under Section 3.4 and the royalty payable under Section 3.5.



                                              * CONFIDENTIAL TREATMENT REQUESTED


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                        (a) [...***...]

                        (b) Mode of Payment. Royalty and transfer price payments shall be made within thirty (30) days after the end of the calendar quarter for all Net Sales invoiced by Amylin, its Affiliates, sublicensees and Co-Marketers in such calendar quarter. Each royalty and transfer price payment shall be accompanied by a detailed statement that shall include for each country in which sales of Products occurred: (a) the gross sales and Net Sales in such country's currency or in the Euro, if applicable; (b) the applicable exchange rate for converting such currency to United States Dollars and gross sales and Net Sales in United States Dollars; (c) an accounting of all deductions taken in the calculation of Net Sales; (d) a separate accounting for all combination Products sold and the formulas used in the calculation of the royalty owed thereon; and
(e) the royalty payable in United States Dollars. Such statement shall be deemed Confidential Information of Amylin. The rate of exchange to be used in any currency conversion to United States Dollars shall be the rate reported in the Wall Street Journal for the purchase of United States Dollars with such currency on the last business day in Geneva, Switzerland for the quarter for which the report is being prepared. All royalty and transfer price payments hereunder shall be made to ACTII in United States Dollars by bank wire transfer in immediately available funds to a bank account designated by ACTII. All payments hereunder shall be made net of any withholding taxes, duties, levies, fees or charges required to be withheld under the law on behalf of ACTII. Amylin shall make any withholding payment due on behalf of ACTII and shall promptly provide ACTII with written documentation of any such payment.

                        (c) Records Retention; Audit. Amylin agrees to keep for at least five (5) years records of all sales of Products in sufficient detail to permit ACTII to confirm the accuracy of Amylin's royalty calculations. At ACTII's request upon at least forty-five (45) days' prior written notice, and at the expense of ACTII, Amylin shall permit a nationally recognized independent certified public accountant appointed by ACTII, and reasonably acceptable to Amylin, to examine these records solely to the extent necessary to verify such calculations, provided that such accountant has entered into a confidentiality agreement with Amylin or ACTII substantially similar to the confidentiality provisions of this Agreement, limiting the use and disclosure of such information to those comparable of a royalty statement provided pursuant to
Section 3.6(b) hereof. Such examination may occur only once in each calendar year and may apply only to records pertaining to the preceding five (5) calendar years. Results of any such examination shall be made available to ACTII and to Amylin. If such examination reveals an uncontested underpayment of royalties by five percent (5%) or more, Amylin shall pay all costs of such examination. In the event such accountant concludes that additional royalties are owed, the additional royalties shall be paid within thirty (30) days after the date Amylin receives the accountant's written report reflecting such conclusion. Amylin shall either (i) keep for at least five (5) years copies of records of its Affiliates, sublicensees and Co-Marketers sufficient for auditing purposes under this Section 3.5(c) or (ii) secure the right for ACTII to conduct an audit of the records of Amylin's Affiliates, sublicensees and Co-Marketers under this
Section 3.6(c) including records pertaining to gross sales and all deductions taken in the calculation of Net Sales. This Section 3.6(c) shall survive any termination of this Agreement for two (2) years.


                                              * CONFIDENTIAL TREATMENT REQUESTED


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                        (d) Termination of Obligation to Pay Royalties.
Notwithstanding anything in this Agreement to the contrary, Amylin's obligation to pay royalties on Net Sales of a Product shall cease on a country-by-country basis upon the later of (i) ten (10) years from first commercial sale of Product, and (ii) the expiration or invalidation of the last Valid Claim of all patents within the ACTII Patents covering Product in such country.

                        (e) Late Payments. Any payment due pursuant to Sections 3, 4 or 6 which is not made by the date it is due will accrue simple interest from that date to the date of actual payment at a rate of [...***...] per annum, computed for the number of days actually elapsed and a year of 365 days.

        4. Product Development Program.

                4.1 Scope. ACTII shall have principal responsibility for the formulation and non-clinical development of a Product for use in the Field, including formulation, development and optimization, stability testing, manufacturing of clinical supplies, process scale-up and process validation. Amylin shall have principal responsibility for toxicological and clinical development of a Product through Regulatory Approval and sole responsibility for commercialization of a Product. Each Party shall use Commercially Reasonable Efforts in performing its functions under the Product Development Plan.

                4.2 Steering Committee.

                        (a) Within thirty (30) days after the date of this Agreement, the Parties shall form a Steering Committee consisting of an equal number of representatives of each Party. The Steering Committee shall have general authority over the strategic direction and overall management of the Product Development Plan and shall operate and have the further authority described in this Section 4.2.

                        (b) ACTII and Amylin shall each appoint three (3) representatives as their representatives to serve on the Steering Committee. A Party may change its representatives from time to time by giving written notice to the other Party.

                        (c) The Steering Committee shall generally meet at such times as it may decide and at least once per calendar quarter. The location of Steering Committee meetings shall alternate between ACTII's offices and Amylin's offices unless otherwise agreed by the Parties, with the first meeting being held at Amylin's office. Minutes of a meeting setting forth decisions of the Steering Committee shall be prepared by the Party hosting the meeting. Minutes will become official when agreed to by all members of the Steering Committee. Each Party will bear all expenses associated with attendance of its representatives at meetings. If the Steering Committee members all agree, a meeting may be held by telephone.






                                              * CONFIDENTIAL TREATMENT REQUESTED


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                        (d) Decisions of the Steering Committee shall be made by
unanimous vote, with each member having one vote. If the Steering Committee is unable to reach a unanimous vote on any issue, the issue shall be referred to the President of ACTII (or successor position), and the Vice President of Corporate Development of Amylin (or successor position) for resolution. These individuals shall, as soon as practicable, attempt in good faith to decide the issue. If the issue is not decided within fifteen (15) days after it has been referred to such individuals, it shall be referred to Amylin's Chief Executive Officer (or successor position), who shall make the final decision regarding such issue.

                        (e) Within fifteen (15) days after the receipt of the proposed Product Development Plan or any amendments thereto from the Project Working Team or any appeals of decisions of the Project Working Team, the Steering Committee shall meet to consider approval of such plan or amendments, or appeal of such decision, as applicable. The Steering Committee shall periodically review the Product Development Plan from a strategic perspective, the status of efforts to implement it and to make any changes to it that it deems necessary to accomplish the purpose of this Agreement. The Steering Committee shall also settle any disputes among the Project Working Team.

                4.3 Project Working Team.

                        (a) Within thirty (30) days after the date of this Agreement, the Parties shall form a Project Working Team, which shall consist of representatives of each Party. Either party may change its representatives on the Project Working Team at any time by giving written notice to the other Party. The Project Working Team shall be responsible for the preparation, modification (if appropriate) and implementation of the Product Development Plan. Although each Party has been given principal responsibility for certain activities, all significant decisions with respect to such activities (other than those relating to commercialization of Product which shall be the sole responsibility of Amylin) shall be made by the Project Working Team. The Project Working Team shall operate under the terms of and shall carry out the further responsibilities described in this Section 4.3.

                        (b) The Project Working Team shall meet as frequently as necessary to accomplish the objectives of the Product Development Plan but at least once every calendar quarter. It is anticipated that meetings will occur monthly at the commencement of the work and will be needed less frequently as the collaboration progresses. The location of the meetings will alternate between the offices of ACTII and Amylin, unless the Parties agree otherwise. Meetings of the Project Working Team can be conducted by telephone by decision of the Project Working Team. Each Party will bear all expenses associated with attendance of its representatives at meetings of the Project Working Team.

                        (c) Except as provided in the succeeding sentence of this paragraph, decisions of the Project Working Team shall be made by consensus when possible, and otherwise by majority vote, subject to the right of either Party to appeal any decision of the Project Working Team to the Steering Committee. Amylin's representatives on the Project Working Team shall have the sole right to determine how to proceed with respect to any commercialization activity related to a Product. No vote of the Project Working Team shall be taken unless a majority of the members of the Project Working Team are present, including at least one (1) representative of each Party. The Project Working Team shall keep minutes of any


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

meeting at which a decision is to be reached and shall circulate such minutes to all members of the Project Working Team and the Steering Committee. Responsibility for the preparation of the minutes shall rest with the hosting party. Minutes shall be deemed approved unless any member of the Project Working Team objects to the accuracy of such minutes within five (5) days of receipt. A Party desiring to appeal a decision of the Project Working Team to the Steering Committee shall make its appeal in writing to all Steering Committee members within five (5) days of receipt of the minutes for the meeting at which the decision was made. Action pursuant to any decision appealed to the Steering Committee shall be suspended pending a determination by the Steering Committee to accept, reject or modify the decision of the Project Working Team. A Party may at any time request reconsideration of any issue if it in good faith believes that substantial changes in circumstances have occurred that necessitate such reconsideration.

                        (d) (i) The Project Working Team shall develop, and present to the Steering Committee for consideration, a detailed development plan to address fully, consistent with the terms of this Agreement, the key elements reasonably necessary for the research, development, formulation, and manufacture of Products through Regulatory Approval and the budgeted FTEs and other expenses related to all work to be conducted under the development plan ("Product Development Plan"). The Product Development Plan shall be based on an initial product development plan, a first draft of which is attached as Exhibit B to this Agreement. The Product Development Plan shall be completed to the satisfaction of the Parties prior to the time set forth in Section 3.1 above. and prior to the time that Amylin elects to make the payment and issue the Warrants as provided therein. The product to be the subject of the initial product development plan shall be AC2993. Should Amylin determine at any time during the course of this Agreement that it wishes to develop and commercialize an additional Field Product, or that it wishes to discontinue development and commercialization of AC2993 and instead develop and commercialize a different Field Product, the Parties will negotiate in good faith whether to develop such additional or different Field Product and, if so, any appropriate alterations or additions to the provisions of this Agreement, including but not limited to its financial provisions. In the event that Amylin discontinues the development and commercialization of AC2993 and the Parties are unable to agree upon the development of a different Field Product within 180 days of such discontinuation, then this Agreement shall terminate as if Amylin had terminated this Agreement under Section 9.2(b). The Project Working Team shall be responsible for implementing the Product Development Plan, addressing fully the appropriate strategy for development and Regulatory Approval of Product, developing the responsibilities and procedures for handling any and all regulatory issues related to a Product and for addressing all issues that develop during the course of implementing the Product Development Plan. Such implementation efforts shall include: (A) establishing comprehensive and detailed plans designed to accomplish the goals of the Product Development Plan, including a plan pursuant to which ACTII will perform technical and scientific work under this Agreement, (B) allocating tasks and coordinating activities required to carry out the objectives of the Product Development Plan, (C) monitoring progress of the Product Development Plan, (D) monitor the FTEs worked and expenditures made under the Product Development Plan and (E) discharging such other obligations as are assigned to the Project Working Team under this Agreement or by the Steering Committee.

                                (i) The Project Working Team may propose
modifications to the Product Development Plan to the Steering Committee for its approval. No modification may be implemented unless approved by the Steering Committee.


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                4.4 Quarterly Reports. Within 30 days following the end of each calendar quarter each Party shall provide the Steering Committee and the Project Working Team with quarterly status reports summarizing its research and development efforts under the Product Development Plan during such quarter. This report shall include a general summary of important events and milestones achieved, personnel changes, learning points and such other matters as the Party believes are relevant or that the Steering Committee may request.

                4.5 Governance Following Product Launch. As soon as practicable following launch of the Product in a Major Market Country, the Parties shall meet to review whether it is appropriate to continue the Product Development Plan under the day-to-day management of the Project Working Team, or whether the objectives of the Project Working Team have been substantially achieved and it is appropriate to disband or reorganize the Project Working Team. Regardless of whether the Parties elect to disband or reorganize the Project Working Team, the Steering Committee shall continue to provide overall direction to development of Product.

                4.6 Other Working Teams. The Steering Committee and Project Working Team, with the approval of the Steering Committee, may appoint one or more other working teams ("Working Teams") to perform such functions as the Steering Committee or Project Working Team, as applicable, may determine. Unless a Party elects not to participate on a particular Working Team, all Working Teams shall have at least one representative of each Party. Working Teams may provide advice and make recommendations to the Project Working Team, but shall have no authority to bind the Project Working Team or either Party.

                4.7 Development Funding to ACTII. In order to facilitate Amylin's accomplishment of the development program, ACTII shall employ such ACTII FTEs as the Project Working Team reasonably deems appropriate in accordance with the Product Development Plan and subject to the following provisions:

                        (a) ACTII Development Funding and Reimbursement of Third Person Costs. Amylin shall pay ACTII for work performed by it under the Product Development Plan according to the FTE Hourly Rate. In the event that third persons are utilized by ACTII to perform services for the Product Development Plan, Amylin shall only reimburse ACTII's actual costs incurred in connection with such third persons, as opposed to reimbursement through the FTE Hourly Rate.

                        (b) Quarterly Report/Invoice. Within thirty (30) days following the end of each calendar quarter, ACTII shall provide Amylin with a report detailing third person costs incurred as described in Section 4.7(a), together with the actual time spent by ACTII personnel (including a breakdown of the names of the employees working on the development program and the number of hours billed under the Product Development Plan by each employee during such calendar quarter). Amylin, or its representatives, shall have the right to audit (with financial and scientific representatives) ACTII records with respect to such reports, in accordance with Section 4.7(d).

                        (c) Payments. Amylin shall make the payments due under this Section 4.7 on a calendar quarter basis to ACTII net thirty (30) days after Amylin's receipt of the invoice as described in Section 4.7(b).


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

                        (d) Records Retention; Audit. ACTII agrees to keep for at least five (5) years all records of time spent by ACTII personnel working on the development program and in sufficient detail to permit Amylin to confirm the accuracy of ACTII's invoices under Section 4.7(b). At Amylin's request upon at least forty-five (45) days' prior written notice, and at the expense of Amylin, ACTII shall permit a nationally recognized independent certified public accountant or independent scientific expert, in both cases, appointed by Amylin and reasonably acceptable to ACTII, to examine these records solely to the extent necessary to verify such invoices, provided that such accountant or scientific expert has entered into a confidentiality agreement with ACTII substantially similar to the confidentiality provisions of this Agreement, limiting the use and disclosure of such information to those comparable of an invoice statement provided pursuant to Section 4.7(b) hereof. Such examination may occur only once in each calendar year and may apply only to records pertaining to the preceding five (5) calendar years. Results of any such examination shall be made available to Amylin and to ACTII. If such examination reveals an uncontested overpayment under Section 4.7 by five percent (5%) or more, ACTII shall pay all costs of such examination. In the event such accountant or scientific expert concludes that an overpayment was made by Amylin under Section 4.7, ACTII will credit such overpayment amount against future amount owed by Amylin to ACTII. This Section 4.7(d) shall survive any termination of this Agreement for two (2) years.

                4.8 Supply for Development. Amylin shall supply ACTII, without cost to ACTII, with sufficient quantities of Field Products for ACTII to conduct all the activities described in the Product Development Plan.

        5. Clinical Studies; Supply of Field Products and Product. Amylin shall be responsible for all clinical trials or studies at its own cost, as shall be provided in the Development Plan. Amylin will supply ACTII, without cost to ACTII, with sufficient quantities of Field Products necessary for ACTII to produce and provide to Amylin the Products needed for such studies, and Amylin will compensate ACTII for technical and scientific time devoted to the production of such Products at the FTE Hourly Rate. Payments to ACTII under this
Section 5 shall be made within thirty (30) days after receipt of invoices therefor, and the provisions of Section 4.7(d) regarding retention of records and audits by Amylin shall apply with regard to payments under this Section 5.

        6. Manufacturing Rights; Transfer Price.

                6.1 Manufacturing Agreement. For a period of five (5) years after the first commercial sale in a Major Market Country of a System formulation of AC2993 developed pursuant to a Product Development Plan, ACTII will be the exclusive manufacturer of such Product, and as such shall exclusively manufacture and supply such Product, in the amounts and at such delivery times as required by Amylin, its Affiliates, sublicensees and Co-Marketers. Upon commencement of Phase III Clinical Trials for a System formulation of AC2993 developed pursuant to a Product Development Plan, or sooner if agreed by Amylin and ACTII, the Parties shall negotiate in good faith and enter into a manufacturing and supply agreement (the "Manufacturing Agreement") on the terms provided in this Section 6 and such other terms to be mutually agreed upon, including but not limited to, provisions dealing with forecasting of Amylin's requirements for Product, delivery times and terms, rejection of Product, recall of Product, inspection of ACTII's manufacturing facilities, indemnification, Amylin's and ACTII's responsibilities with respect to compliance with global governmental regulations and force majeure. The agreement shall provide that Amylin will supply sufficient quantities of Field Products for use in the manufacture of Products for commercialization at no cost to ACTII. Under the agreement Amylin shall pay ACTII a transfer price equal to the greater of (a) [...***...] Net Sales of such Product and (b) [...***...] for each monthly dose of such product. Such [...***...] price shall be adjusted annually by ACTII in accordance with the annual percentage change in the Consumer Price Index (U.S. Bureau of Labor Statistics for all urban consumers, U.S. City Average - all items less food and energy (October 1999 equals 178.3 (Reference CUUR0000 SAOL1E)). The Parties shall also negotiate in good faith provisions for inclusion in the agreement regarding payment by Amylin to ACTII of some portion of the transfer price at the time of shipment of Product and quarterly reconciliation of the balance of the transfer price owed on Net Sales of Products. In the event that the Product is not approved as a monthly dose, the Parties shall negotiate in good faith the appropriate minimum payment per dose to be paid by Amylin to ACTII. The agreement shall also include provisions regarding the manufacturing options provided to Amylin in Sections 6.2 and 6.3 below.

                6.2 Failure to Supply. Should ACTII ever fail to supply any or all of Amylin's (as well as any Affiliate, sublicensee or Co-Marketer of Amylin's) needs for Products to the extent Amylin has forecasted such needs, ACTII shall have the first right to secure a third party to manufacture that amount of Product which ACTII has failed or anticipates failing to supply. Such third party shall be approved by Amylin, which approval may not be unreasonably withheld. In the event that ACTII is unable to secure a third party manufacturer, or ACTII continues to fail to supply all of Amylin's (as well as any Affiliate, sublicensee or Co-Marketer of Amylin's) needs for Products for more than three (3) months, Amylin may do any of the following: (i) elect to make nonexclusive the license grant to ACTII granted in accordance with Section 6.1, above, (ii) terminate the Manufacturing Agreement with ACTII for ACTII's breach (should said breach be material), and (iii) either by itself and/or by utilizing the services of a third party, manufacture and supply Products or components thereof (without an obligation to pay to ACTII any transfer price payments on Products manufactured by Amylin or such third party). Any Products sold by Amylin, its Affiliates, sublicensees or Co-Marketers under this Section
6.2 shall be subject to the applicable royalty payment provided in Section 3.5, above.

                6.3 Second Source. After the expiration of ACTII's manufacturing exclusivity period of five (5) years, as described in Section 6.1, above, Amylin may do any of the following: (i) elect to make nonexclusive the license grant to ACTII granted in accordance with Section 6.1, above, (ii) either by itself and/or by utilizing the services of a third party, manufacture and supply Products or components thereof (without an obligation to pay to ACTII any transfer price payments on Products manufactured by Amylin or such third party). Any Products sold by Amylin, its Affiliates, sublicensees or Co-Marketers under this Section 6.3 shall be subject to the applicable royalty payment provided in
Section 3.5, above.

                6.4 ACTII Cooperation. In the event Amylin exercises its rights pursuant to Sections 6.2 or 6.3, above, to provide for manufacture of Product not by ACTII, ACTII shall transfer to Amylin or a third party, as appropriate, any ACTII Know-How required to enable Amylin or such third party to manufacture Product and provide such assistance as is reasonably necessary to assist such manufacture and supply. Amylin shall pay ACTII the FTE Hourly Rate for time spent by ACTII personnel in such technology transfer.

                                              * CONFIDENTIAL TREATMENT REQUESTED

        7. Representations and Warranties.

                7.1 Representations and Warranties of ACTII. ACTII hereby represents and warrants that:

                        (a) ACTII Patents and ACTII Know-How. ACTII is the owner or exclusive licensee of ACTII Patents and ACTII Know-How. ACTII has the legal right and authority to license ACTII Patents and ACTII Know-How to Amylin as contemplated by this Agreement. To ACTII's knowledge, none of the ACTII Patents is subject to any invalidity proceedings in front of, or has been found to be invalid by, a court of competent jurisdiction, and that none of the subject matter of the ACTII Patents is subject to any proceedings alleging infringement of third party rights in front of, or has been found to infringe third party rights by, a court of competent jurisdiction. To ACTII's knowledge, none of the ACTII Know-How is subject to any proceedings alleging misappropriation of any of said ACTII Know-How from a third party. ACTII agrees that, at a time not later than the time Amylin elects to make the payment and issue the Warrants provided in Section 3.1 above, it will agree to amend this Agreement to include its further representation and warranty that at least one Valid Claim, or at least one claim of a pending patent application within ACTII Patents, in each Major Market Country will cover a System formulation of AC2993 to be developed and commercialized under this Agreement.

                        (b) Corporate Power. ACTII is duly organized and validly existing under the laws of the state of its incorporation and has the full right and corporate authority to execute and deliver this Agreement and to carry out the provisions hereof, without the consent or approval of any third party.

                        (c) No Conflicts. ACTII's obligations and duties hereunder are not contrary to, or in conflict with, any of its obligations and duties to third parties.

                        (d) Binding Agreement. This Agreement is a legal and valid obligation binding upon ACTII and is enforceable against ACTII in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws of general application relating to or affecting creditors' rights, and as may be limited by general principles of equity. The execution, delivery and performance of this Agreement by ACTII do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or to which it may be bound, nor do the execution, delivery and performance of this Agreement by ACTII violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

                        (e) Investment Representations. ACTII is aware of Amylin's business affairs and financial condition and has acquired sufficient information about Amylin to reach an informed and knowledgeable decision to acquire any Warrants pursuant to this Agreement. ACTII will acquire each Warrant, if issued, for investment for ACTII's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Act"). ACTII understands that neither the Warrants issuable pursuant to this Agreement nor the shares of Common Stock issuable upon exercise of such Warrants (the "Warrant Shares") have been or will be registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of ACTII's investment intent as expressed herein. ACTII further acknowledges and understands that (i) the Warrants and the Warrant Shares must be held indefinitely unless the Warrants or the Warrant Shares, as the case may be, are subsequently registered under the Act or an exemption from such registration is available, and (ii) that the certificates evidencing the Warrants and the Warrant Shares will be imprinted with a legend which prohibits the transfer of the Warrants and the Warrant Shares unless the Warrants or the Warrant Shares, as the case may be, are registered or such registration is not required in the opinion of counsel for Amylin. ACTII further warrants and represents it has the capacity to protect its own interests in connection with the purchase of the Warrants and the Warrant Shares by virtue of the business or financial expertise of its officers and directors or of professional advisors to ACTII who are unaffiliated with and who are not compensated by Amylin or any of its affiliates, directly or indirectly.

        7.2 Representations and Warranties of Amylin. Amylin hereby represents and warrants that:

                (a) Amylin Patents. Amylin is the owner or exclusive licensee of Amylin Patents. Amylin has the legal right and authority to license Amylin Patents to ACTII as contemplated by this Agreement. To Amylin's knowledge, none of the Amylin Patents is subject to any invalidity proceedings in front of, or has been found to be invalid by, a court of competent jurisdiction, and none of the Amylin Patents is subject to any proceedings alleging infringement of third party rights in front of, or has been found to infringe third party rights by, a court of competent jurisdiction. To Amylin's knowledge, none of the Amylin Proprietary Information is subject to any proceedings alleging misappropriation of any of said Amylin Proprietary Information from a third party.

                (b) Corporate Power. Amylin is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the full right and corporate authority to execute and deliver this Agreement and to carry out the provisions hereof, without the consent or approval of any third party.

                (c) No Conflicts. Amylin's obligations and duties hereunder are not contrary to, or in conflict with, any of its obligations and duties to third parties.

                (d) Binding Agreement. This Agreement is a legal and valid obligation binding upon Amylin and is enforceable against Amylin in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws of general application relating to or affecting creditors' rights, and as may be limited by general principles of equity. The execution, delivery and performance of this Agreement by Amylin do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or to which it may be bound, nor do the execution, delivery and performance of this Agreement by Amylin violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

        7.3 Disclaimer of Additional Warranties. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION,

WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,
NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND TITLE.

        8. Use of Materials and Information.

                8.1 Use of Materials. ACTII agrees not to use any materials provided by Amylin, and Amylin agrees not to use any materials provided by ACTII, except as contemplated by this Agreement.

                8.2 Protection of Confidential Information. Each Party, as a Receiving Party, agrees that it will exercise reasonable care, including not less than the same steps it takes to protect its own proprietary and confidential information, to protect the confidentiality of the Disclosing Party's Confidential Information. Each Receiving Party shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as contemplated by this Agreement or with the Disclosing Party's written consent, the Disclosing Party's Confidential Information for a period of five (5) years following the termination of this Agreement. Joint Inventions shall constitute Confidential Information.

                8.3 Exceptions.

                (a) Use. Notwithstanding any provision of this Section 8 to the contrary and subject to the disclosure and publication limitations set forth in this Section 8, both Parties shall be entitled to research, develop and commercialize Inventions jointly owned by the Parties; provided, however, that, except pursuant to Section 2.1 hereof, ACTII shall have no right to research, develop or commercialize Products before termination of this Agreement. Provided further, however, that nothing in this Section shall constitute or be construed as constituting or granting to a Party any license in or to any patents or other intellectual property of the other Party.

                (b) Disclosure. Each Receiving Party shall also be entitled to disclose to consultants and other third parties if necessary for any purpose contemplated by or related directly to this Agreement the Disclosing Party's Confidential Information; provided that the third party recipient of any Confidential Information shall first execute a confidentiality undertaking containing provisions at least as protective as those set forth in this Section 8, and provided further that ACTII may not disclose in conjunction with any disclosure of Inventions jointly owned by the Parties, either explicitly or implicitly, the identity of Amylin or the identity or structure of AC2993 or the identity of the indication without the prior consent of Amylin. Amylin shall also be entitled to disclose ACTII's Confidential Information to regulatory and other government authorities for the purpose of seeking Regulatory Approval and other necessary or appropriate regulatory or government review or approvals of the Product pursuant to this Agreement, and both Parties shall be entitled to disclose Inventions jointly developed by personnel of both Parties to regulatory and other government authorities for the purpose of seeking Regulatory Approval and other necessary or appropriate regulatory or government review or approvals of products pursuant to their rights set forth in this Section 8. Amylin shall also be entitled to disclose the results of the Feasibility Study to third parties, provided that the results are disclosed only to third parties who are bound by written agreement to maintain the confidentiality of such results and that such results be used for the sole purpose of business development.

                        (c) Publications. Each Party shall consult with the other Party prior to any oral presentation or the submission of any manuscript for publication or presentation if the presentation or manuscript relates to injectable, sustained release formulations of [...***...]. Such consultation shall include providing a copy of a summary of the oral presentation and draft of any related abstract or the proposed manuscript to the reviewing Party at least thirty (30) days prior to the proposed date of presentation or submission to a publisher, incorporating appropriate changes as are reasonably proposed by the reviewing Party into the presentation or manuscript, and deleting Confidential Information that the reviewing Party does not agree should be published or presented. If the reviewing Party does not respond within thirty
(30) days of such initial consultation or notice of intention to publish, then the requesting Party shall be free to publish as proposed. This Section 8.4 does not control the filing of any patent application or other patent-related filing; instead, Section 10.2 shall control the parties' obligations with regard to prior notification, consultation, disclosure and publication when filing any patent application or other patent-related filing which incorporates any Confidential Information.

                8.4 Required Disclosures. In the event that a Receiving Party is required by applicable statute or regulation or by judicial or administrative process to disclose any part of the Disclosing Party's Confidential Information, the Receiving Party shall (a) promptly notify the Disclosing Party of each such requirement and identify the documents so required thereby, so that the Disclosing Party may seek an appropriate protective order or other remedy and/or waive compliance by the Receiving Party with the provisions of this Agreement; and (b) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement. If, in the absence of such a protective order or such a waiver by the Disclosing Party of the provisions of this Agreement, the Receiving Party is nonetheless required by mandatory applicable law to disclose any part of such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this Agreement, except that the Receiving Party shall (i) furnish only that portion of such Confidential Information which is legally required and (ii) use its best efforts to obtain an order or other reliable assurance that confidential treatment shall be accorded to the portion of such Confidential Information so required to be disclosed.

                8.5 Return of Confidential Information. In the event of termination of this Agreement, at any time thereafter upon the request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or destroy (at the Disclosing Party's option) any of the Disclosing Party's Confidential Information responsive to such request, including all copies thereof, except that the Receiving Party may retain one copy of the Confidential Information to be used solely to determine the scope of its obligations under this Agreement. The return and/or destruction of such Confidential Information as provided above shall not relieve the Receiving Party of its other obligations under this Agreement.








                                              * CONFIDENTIAL TREATMENT REQUESTED

        9. Term; Termination.

                9.1 Term; Expiration at Full Term. This Agreement shall commence as of the Effective Date hereof and, unless terminated in accordance with this
Section 9, will continue until and expire upon the later of (i) ten (10) years from the first commercial sale of Product or (ii) the expiration or invalidation of the last Valid Claim of all patents within the ACTII Patents. Upon expiration of this Agreement under this Section 9.1, all licenses granted pursuant to this Agreement shall become non-exclusive, worldwide, fully paid-up licenses.

                9.2 Unilateral Termination by Amylin.

                        (a) Termination Prior to Satisfactory Completion of Feasibility Study. Amylin may terminate this Agreement at any time prior to giving notice that the results of the studies completed by ACTII under the Feasibility Agreements are satisfactory to Amylin, in Amylin's sole discretion. Upon termination by Amylin under this Section 9.2(a), Amylin shall have no further obligation under this Agreement.

                        (b) General Termination. Amylin may terminate this Agreement at any time prior to the filing of an NDA for Product by giving ninety
(90) days prior written notice to ACTII. After the filing of an NDA for Product, Amylin may terminate this Agreement at any time by giving one hundred eighty
(180) days prior written notice to ACTII. Upon termination by Amylin under this
Section 9.2(b), Amylin shall be obligated to reimburse ACTII within thirty (30) days after receipt of an invoice therefor for any expenses incurred by ACTII prior to or in connection with such termination of this Agreement.

                        (c) Licenses Terminated. Upon termination by Amylin under this Section 9.2, all license rights granted under this Agreement shall automatically terminate and revert in their entirety back to the granting party.

                9.3 Breach. Any material breach by either Party of its material obligations contained in this Agreement shall entitle the other Party (the "Non-Defaulting Party") to give to the Party in default (the "Defaulting Party") written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice, the Non-Defaulting Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, by law or in equity, immediately to terminate this Agreement by giving written notice to the Defaulting Party. Any dispute between the Parties to be resolved under this agreement as to whether a product is covered by a Valid Claim of any ACTII Patent shall not be grounds for termination. If ACTII terminates this Agreement under this Section 9.3 due to Amylin's breach, all license rights granted by ACTII under this Agreement shall automatically terminate and revert in their entirety back to ACTII. If Amylin terminates this Agreement under this Section
9.3 due to ACTII's breach, then Amylin's licenses granted pursuant to Section 2.1(a) shall survive and Amylin shall owe ACTII [...***...] of the royalty on Net Sales of Products that would have otherwise been owed under this Agreement pursuant to Section 3.5, above.



                                              * CONFIDENTIAL TREATMENT REQUESTED

                9.4 Insolvency or Bankruptcy. ACTII may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, by written notice to Amylin in the event Amylin shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of Amylin for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against Amylin in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of Amylin, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged.

                9.5 No Termination upon ACTII's Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by ACTII to Amylin are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended from time to time (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Amylin, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ACTII under the Bankruptcy Code that is not dismissed within sixty (60) days after it is filed, Amylin shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including without limitation all intellectual property necessary or useful to give Amylin the capability of manufacturing Products, and the same, if not already in its possession, shall be promptly delivered to Amylin (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Amylin, unless ACTII elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of ACTII, upon written request therefor by Amylin.

                9.6 Accrued Rights; Survival. Termination of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination. Such termination shall not relieve either Party from obligations including those under the following provisions which shall survive termination of this Agreement, Sections 3.6(b),
(c), and (e), 4.7(d) 8, 9, 10.1, 11, 12.1, 12.8 and 12.17, or any other obligations which are expressly indicated to survive termination of this Agreement.

                9.7 Selling Rights Upon Termination. Upon any termination of this Agreement, Amylin shall have the right to sell its inventory of Products for a period of six (6) months from the date of termination provided that Amylin complies with the provisions of Sections 3.4 through 3.6 and Section 6.1 hereof.

        10. Rights to Intellectual Property.

                10.1 Ownership of Inventions. Any and all Inventions, whether made solely by personnel of a Party or jointly by personnel of the Parties, shall be the property of the Parties as follows:

                        (a) Amylin Ownership. [...***...]

                        (b) ACTII Ownership. [...***...]

                        (c) All Other Inventions. The United States laws of inventorship shall govern the ownership of all other Inventions that are neither assigned to Amylin nor ACTII pursuant to the ownership provisions of Sections 10.1(a) and (b).

        Each Party shall cooperate with the other in completing any patent applications relating to both solely and jointly developed Inventions that will be owned by the other Party. Each Party shall also cooperate with the other in executing and delivering any instrument required to assign, convey or transfer to such other Party its interest should such assignment, conveyance or transfer be required by the terms of this Agreement.

        Furthermore, upon the discovery, generation or development of a particular Invention, the Party so discovering, generating or developing shall promptly disclose to the other Party the particular Invention at issue and in no event shall a Party file a patent on such particular Invention until ownership as described in this Section 10.1 is determined by the Parties after such Parties have had a reasonable opportunity to review and discuss the particular Invention at issue.

                10.2 Prosecution and Maintenance of Patents.

                        (a) ACTII's Obligations to Prosecute. ACTII shall file and control prosecution and maintenance of patent applications for all ACTII Patents, including ACTII Patents claiming Inventions owned by ACTII, and, subject to the consultation rights granted to Amylin in Section 10.2(b) below, patents claiming Inventions owned jointly by ACTII and Amylin ("Joint Inventions") and be responsible for related interference proceedings in accordance with reasonable commercial standards and reasonable principles of intellectual property protection, all at ACTII's expense. ACTII shall endeavor to ensure that all ACTII Patents, and patents claiming Joint Inventions are filed before any public disclosure of the inventions claimed therein to maximize the scope of protection of such patents filed outside the United States. ACTII shall furnish Amylin with copies of all substantive communications between ACTII and applicable patent offices regarding patents and patent applications claiming Inventions.

                        (b) Consultation; No Disclosure by Amylin. ACTII and Amylin shall discuss and evaluate Joint Inventions and confer with each other regarding the advisability of filing patent applications in the United States and in foreign countries to cover Joint Inventions. ACTII shall provide to Amylin (i) draft patent applications, and (ii) draft official correspondence to national or international patent authorities which purports to amend the scope of the claims presented in the originally filed application, each to be provided sufficiently in advance of filing for Amylin to have the opportunity to comment thereon, and at least 30 days prior to the contemplated filing date whenever possible. Any reasonable requests made by Amylin pertaining to such drafts shall be reflected in such drafts, provided that Amylin provides such



                                              * CONFIDENTIAL TREATMENT REQUESTED
input to ACTII sufficiently in advance of such proposed submission date to permit inclusion therein. Amylin shall endeavor to delay any public disclosure of the subject matter of any patent application filed or to be filed by ACTII under this Agreement until after filing by ACTII of such patent application.

                        (c) Amylin's Standby Filing Rights. If ACTII elects not to seek or maintain patent protection for any Invention at all or in any particular country, ACTII shall provide Amylin prompt notice of such election, and Amylin may file and control the prosecution and maintenance of patent applications, at its expense, with respect to Inventions everywhere or in particular countries, as the case may be. In the event Amylin elects to file or maintain such a patent application, ACTII will grant any necessary authority to Amylin to do so everywhere or in such particular country, as appropriate, and will cooperate as is reasonable, at Amylin's expense, with Amylin's prosecution and maintenance efforts. ACTII shall delay any public disclosure of the subject matter of such patent application until after filing by Amylin of such patent application.

                10.3 Infringement by Third Parties.

                        (a) Notice. Any Party learning of any activities of a third party which are believed to infringe or misappropriate the ACTII Patents or patents that claim Joint Inventions in the Field or any claim of a third party that any of the ACTII Patents are invalid or unenforceable shall promptly notify the other Party of such activities or such claim.

                        (b) Prosecution of Actions Involving Product.

                                (i) Amylin shall have the primary right, but not
the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement/misappropriation of any of the ACTII Patents or patents claiming Joint Inventions arising from the use thereof and involving Product, by counsel of its own choice. ACTII shall cooperate with Amylin at Amylin's request in the prosecution of such action or proceeding. If Amylin reasonably determines that ACTII is an indispensable party to the action, ACTII hereby consents to be joined. In such event, ACTII shall have the right to be represented in that action by counsel of its own choice and at ACTII's expense.

                                (ii) If Amylin fails to bring an action or
proceeding within a period of ninety (90) days after receiving written notice from ACTII or otherwise having knowledge of that infringement/misappropriation of ACTII Patents or patents claiming Joint Inventions involving Products, as described in Section 10.3(b)(i), ACTII shall have the right to bring and control any such action by counsel of its own choice and expense. IF ACTII reasonably determines that Amylin is an indispensable party to the action, Amylin hereby consents to be joined. In such event, Amylin shall have the right to be represented in that action by counsel of its own choice and at Amylin's expense.

                                (iii) No settlement, consent judgment or other
voluntary final disposition of a suit under this Section 10.3(b) may be entered into without the joint consent of Amylin and ACTII (which consent shall not be unreasonably withheld).

                                (iv) If Amylin brings action, any damages or
other monetary awards recovered by Amylin attributable to sales of Products, shall be applied pro-rata to defray the reasonable costs and expenses incurred in the action by both Parties. Any remaining recovery shall be used to reimburse Amylin for lost profits, to the extent the recovery or settlement is calculated on the basis of lost profits, and ACTII for lost royalties or transfer price payments on account of lost sales. Any remaining recovery shall be allocated to Amylin.

                                (v) If Amylin fails to bring action and ACTII
brings action, any damages or other monetary awards recovered by ACTII attributable to sales of Product derived therefrom, shall be applied pro-rata to defray the reasonable costs and expenses incurred in the action by both Parties. If any balance remains it shall be allocated to ACTII.

                        (c) Infringement of ACTII Patents or Patents Claiming Joint Inventions Outside Field. In the event that any ACTII Patents or patents claiming Join Inventions that have application outside the Field are infringed outside the Field by a third person, the Party first having knowledge of such infringement shall notify the other as set forth above and the Parties shall consult with each other as to how they should proceed, but each Party shall be free to pursue or protect its own respective interests to the extent it is legally entitled to do so. ACTII hereby agrees to use commercially reasonable efforts to diligently enforce such ACTII Patents or patents claiming Joint Inventions that have application outside the Field.

                10.4 Infringement of Third Parties.

                        (a) Notice. If either Party believes that patent rights held by a third party may be necessary or useful to make, have made, use, sell, supply or import Products or learns of a third party who has filed suit or has threatened to file suit because of a claim that a Product may be infringing such third party's rights, they shall promptly notify the other Party in writing. The Parties shall then meet to discuss in good faith whether or not both Parties agree that such third party rights may be necessary or useful to make, have made, use, sell, supply or import a Product and whether such possible infringement, or the claims in such infringement suit or threatened suit are based on an allegation that any of the Field Products (but not the Product incorporating such Field Product), infringes such third party patents. In the event the Parties are unable to so agree, the matter will be decided in accordance with the dispute resolution provisions of Section 12.17.

                        (b) Defense, Settlement or Securing Third Party Rights.

                                (i) By ACTII. If it is determined, either by
mutual agreement or as a result of the dispute resolution procedures that such third party's rights are necessary and not based on allegations related to infringement of third party rights by any of the Field Products (excluding the Product incorporating such Field Product), then ACTII shall be responsible to defend any suit alleging infringement of a third party, seek to settle any suit or threatened suit, or secure the rights of such third party for use in the Field. ACTII shall not settle or secure such third party rights without Amylin's prior approval, which shall not be unreasonably withheld. The Parties shall share equally any payments or royalties owed to the third party for settling such suit or for securing such third party rights.

                                (ii) By Amylin. If it is determined, either by
mutual agreement or as a result of the dispute resolution procedures that such third party's rights are necessary and are based on allegations related to related to infringement of third party rights by any of the Field Products (excluding the Product incorporating such Field Product), then Amylin shall be responsible to defend any suit alleging infringement of a third party, seek to settle any suit or threatened suit, or secure the rights of such third party for use in the Field. Amylin shall be solely responsible for any payments or royalties owed to the third party for settling such suit or for securing such third party rights.

                                (iii) Amylin Standby Right to Secure Third Party
Rights. In the event that ACTII is unable to secure the rights of a third party under Section 10.4(b)(i), unless ACTII is diligently defending such infringement action, Amylin may secure such rights from the third party, after obtaining ACTII's prior approval, which shall not be unreasonably withheld.

        11. Indemnification.

                11.1 Indemnification by Amylin. Amylin hereby agrees to indemnify and hold harmless ACTII and its Affiliates and each of their respective agents, employees, officers and directors (the "ACTII Indemnitees") from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable investigation expenses, legal expenses and attorneys' fees ("Losses") resulting directly from (a) any material breach of this Agreement by Amylin, (b) the marketing, packaging, testing, labeling, manufacture, use or sale of Field Products or Products or (c) the performance of the Product Development Plan by Amylin (except that Amylin shall not indemnify ACTII for Losses resulting from the Product Development Plan or flaws or omissions in the Product Development Plan itself) except to the extent such Losses are required to be indemnified by ACTII pursuant to Section 11.2 hereof, and except to the extent such Losses are attributable to the gross negligence or willful misconduct of any ACTII Indemnitee.

                11.2 Indemnification by ACTII. ACTII hereby agrees to indemnify and hold harmless Amylin and its Affiliates and each of their respective agents, employees, officers and directors (the "Amylin Indemnitees") from and against any and all Losses resulting directly from (a) any material breach of this Agreement by ACTII, (b) the manufacture and supply of Product by ACTII under this Agreement or (c) the performance of the Product Development Plan by ACTII (except that ACTII shall not indemnify Amylin for Losses resulting from the Product Development Plan or flaws or omissions in the Product Development Plan itself), except to the extent such Losses are attributable to the gross negligence or willful misconduct of any Amylin Indemnitee.

                11.3 Notification of Claims; Condition to Indemnification Obligations. As a condition to a Party's right to receive indemnification under this Section 11, it shall (a) notify the other Party as soon as it becomes aware of a claim or Action for which indemnification may be sought pursuant hereto,
(b) cooperate with the indemnifying Party in the defense of such claim or suit, and (c) permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified party or includes injunctive relief without the prior written consent of the indemnified party. The indemnifying Party shall have no liability under this Section 11 with respect to claims or suits settled or compromised without its prior written consent.

                11.4 Limitation on Liability. ACTII does not represent, warrant or guarantee that its efforts under the Product Development Plan will produce any particular results or that any Product resulting therefrom will be merchantable or satisfactory for any particular purpose. Amylin does not represent, warrant or guarantee that its efforts under the Product Development Plan will produce any particular results or that any Product resulting therefrom will be merchantable or satisfactory for any particular purpose. Except pursuant to their indemnification and hold harmless obligations set forth in this Section 11, neither Party shall be responsible or liable in contract or in tort to the other Party for any special, indirect, incidental or consequential damages, including but not limited to loss of product, profits or revenues, damage or loss from operation or non-operation of plant.

                11.5 Insurance. Each Party shall maintain and keep in force for the term of this Agreement comprehensive general liability insurance including products/completed operations, contractual and broad form property damage covering its indemnification obligations hereunder with a minimum limit of [...***...] per annum combined single limit for bodily injury and property damage. It is understood that such insurance shall not be construed to limit a Party's liability with respect to such indemnification obligations. Such insurance shall be placed with a first class insurance carrier with at least a BBB rating by Standard & Poors. Promptly after execution and delivery of this Agreement, each Party shall furnish a certificate of insurance to the other Party evidencing the foregoing endorsements, coverage and limits, and providing that such insurance shall not expire or be canceled or modified without at least thirty (30) days prior notice to the other Party.

                11.6 Survival. This Section 11 shall survive termination or expiration of this Agreement for two (2) years.

        12. Miscellaneous Provisions.

                12.1 Acts and Omissions. Each Party assumes any and all risks of personal injury and property damage attributable to the acts or omissions of it and its officers, employees and agents in the performance of this Agreement.

                12.2 Compliance with Law. The parties shall perform all Actions under this Agreement in accordance with all applicable laws, rules and regulations.

                12.3 Notices. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by facsimile, overnight delivery service or United States mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the parties as follows:





                                              * CONFIDENTIAL TREATMENT REQUESTED

                  If to Amylin:

                  General Counsel
                  Amylin Pharmaceuticals, Inc.
                  9373 Towne Centre Drive
                  San Diego, CA  92121
                  Fax: 858-552-1936

                  If to ACTII:

                  President
                  Alkermes Controlled Therapeutics Inc. II
                  64 Sidney Street
                  Cambridge, MA  02139
                  Fax:  617-494-9263

or to such other addresses as may from time to time be given in writing by either Party to the other pursuant to the terms hereof.

                12.4 No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the Parties or their permitted assigns, any benefits, rights or remedies.

                12.5 Independent Contractors. The parties hereto shall be independent contractors with respect to each other, and neither shall be deemed to be the agent, principal, employee, servant, joint venturer or partner of the other for any purpose which could impose liability upon one Party for the act or failure to act of the other Party.

                12.6 Entire Agreement. This Agreement and the Exhibits attached hereto, together with the Feasibility Agreement, constitute the entire agreement between the parties concerning the subject matter hereof and supersede all prior understandings and agreements, whether written or oral.

                12.7 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

                12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

                12.9 Assignment. Neither Party shall assign any of its rights or delegate any of its obligations hereunder without the other Party's prior written consent except pursuant to: (i) a merger, consolidation or reorganization of the assigning Party or the sale of substantially all of the assets of the assigning Party; (ii) with respect to Amylin, as incident to the establishment of a corporate partnership arrangement with respect to any of the Field Products; or (iii) an assignment to any Affiliate of the assigning Party if the assigning Party remains liable and responsible for the performance and observance of all the Affiliate's duties and obligations hereunder.

                12.10 No Waiver. A waiver by either Party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

                12.11 Amendments. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties.

                12.12 Headings. Any headings and captions included herein are for convenience of reference only and shall not be used to construe this Agreement.

                12.13 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signature of each of the parties hereto. This Agreement may be executed in counterparts, each of which shall be an original as against any Party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

                12.14 Publicity. The Parties shall each have the right, upon its election, to issue a press release containing, and publicly disclose, some or all of the information included in Exhibit C and such further information as the Parties shall mutually approve in each Party's sole discretion. Except as set forth in the immediately preceding sentence, each Party agrees not to make any disclosure or written dissemination with respect to this Agreement or its terms without giving the other Party a reasonable opportunity to comment thereon and obtaining the other Party's prior written consent, which consent will not be unreasonably withheld, provided that such opportunity and such consent will not be required where such disclosure or dissemination (a) is required by law; or
(b) is reasonably necessary in connection with any potential transaction referred to in Section 12.9 or contemplated by this Agreement.

                12.15 Adverse Event Reports. In order to comply with adverse event reporting regulations of the FDA (as provided in Title 21 of the Code of Federal Regulations) and other international regulatory agencies, each Party acknowledges that once the parties hereunder are selling and/or clinically testing in humans any Product they must report promptly to each other the occurrence of adverse events regarding Products for timely reporting to the FDA and other reporting agencies.

                12.16 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the marks "Amylin," "Medisorb(R)," or any other trade name or trademark of Alkermes, ACTII or Amylin, in connection with the performance of this Agreement.

                12.17 Dispute Resolution. Except as otherwise provided in
Section 4, the Parties agree that any claim or controversy arising pursuant to this Agreement, or the rights or obligations of the Parties hereunder shall be resolved solely by application of the procedures set forth in this Section
12.17. These procedures, however, may be modified by written agreement of the Parties with respect to any particular dispute.

                        (a) Settlement Meeting. In the event any such claim or controversy arises, the Parties shall first attempt to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within twenty (20) days after receipt of such notice appropriate representatives of the Parties, each with full authority from the chief executive officer of the Party to settle the dispute, shall meet for attempted resolution of the claim or controversy by good faith negotiations. If the representative of either Party intends to be accompanied at the settlement meeting by counsel, the other Party shall be given at least seven (7) days notice of such intention and may also be accompanied by counsel. All negotiations pursuant to this Section 12.17 shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding

                        (b) Arbitration. If such representatives are unable to resolve such dispute within thirty (30) days following the day of the settlement meeting, either Party may demand arbitration by sending written notice to the other Party. Such arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules. The arbitration proceedings shall be conducted before one arbitrator in Denver, Colorado or any other place selected by mutual agreement of the Parties. The arbitrator shall apply the governing law set forth in Section 13.8 hereof. If the Parties are unable to agree upon a single arbitrator within sixty (60) days after arbitration is demanded, three (3) arbitrators shall be used, one selected by each Party within ten (10) days after the conclusion of the sixty (60) day period and a third selected by the first two within ten (10) days thereafter. The arbitrator or arbitrators shall be accredited by the AAA and shall be individuals with knowledge of and experience with the pharmaceutical industry.

                        (c) Award. The arbitrator(s) shall have authority to award any remedy or relief that a Colorado court could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction or the imposition of sanctions for abuse or frustration of the arbitration process as well as to allocate between the Parties the costs of arbitration in such equitable manner as they determine. The arbitrator(s) may not make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Pending the issuance of the decision of the arbitrator(s), the Parties shall continue to operate under this Agreement as it existed on the date the arbitration was initiated; provided, however, that the decision of the arbitrator(s) shall be retroactive to such date. The Parties hereby exclude any right of appeal to any court on the merits of the dispute. Subject to the previous sentence, the arbitral award (i) shall be final and binding upon the Parties; and (ii) may be entered in any court of competent jurisdiction.

                        (d) Discovery. The arbitrator(s) shall have discretion to order a prehearing exchange of information by the Parties, including, without limitation, production of directly relevant documents, exchanges of testimony, summaries of proposed witnesses and depositions of the Parties. All issues regarding compliance with discovery requests shall be decided by the arbitrator(s).

                        (e) Injunctive and Other Relief. Nothing contained in this Section 12.17 or any other provisions of this Agreement shall be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other Party to comply with its obligations hereunder before or during the pendency of arbitration proceedings.

                12.18 Electronic Documents. Upon either Party's request in order to facilitate compliance with the securities laws of the United States, the other Party shall provide an electronic version of any document it has in such format that has previously been provided to the requesting Party. The Parties agree to accommodate reasonable requests for confidential treatment of documents filed with the SEC, such that no Confidential Information of either Party is publicly disclosed by such filing.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

                                        ALKERMES CONTROLLED THERAPEUTICS INC. II

                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------


                                        AMYLIN PHARMACEUTICALS, INC.

                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------





              [SIGNATURE PAGE TO DEVELOPMENT AND LICENSE AGREEMENT]

                                    EXHIBIT A

                                  ACTII PATENTS







                                  Exhibit A-1

                                MEDISORB PATENTS

1. "PREPARATION OF BIODEGRADABLE MICROPARTICLES CONTAINING A BIOLOGICALLY ACTIVE AGENT"

   US:
   US Patent No. 5,650,173; issued July 22, 1997 [...***...]
   US Patent No. 5,654,008; issued August 5, 1997 [...***...]

   Foreign:  [...***...]


2. "PREPARATION OF EXTENDED SHELF-LIFE BIODEGRADABLE, BIOCOMPATIBLE MICROPARTICLES CONTAINING A BIOLOGICALLY ACTIVE AGENT"

   US:
   US Patent No. 5,792,477; Issued August 11, 1998
   US Patent No. 5,916,598; Issued June 29, 1999
   [...***...]

   Foreign:  [...***...]


3. [...***...]


4. [...***...]


5. [...***...]




                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT B

                            PROGRAM DEVELOPMENT PLAN


                                  Exhibit B-1

                                    -DRAFT-



                              DEVELOPMENT WORKPLAN
                     ALKERMES AC2993 SUSTAINED-RELEASE DEPOT



                                   [...***...]











                                              * CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C

                   PRE-APPROVED INFORMATION FOR PRESS RELEASE

                                        CONTACT:
                                        Alice P. Bahner
                                        Amylin Pharmaceuticals, Inc.
                                        Senior Director, Corporate Development
                                        (858) 552-2200
                                        www.amylin.com

                                        Richard F. Pops
                                        Alkermes, Inc.
                                        Chief Executive Officer
                                        (617) 494-0171
                                        www.alkermes.com

FOR IMMEDIATE RELEASE


      AMYLIN PHARMACEUTICALS AND ALKERMES SIGN AGREEMENT FOR DEVELOPMENT OF
                        LONG-ACTING FORMULATION OF AC2993
                             (SYNTHETIC EXENDIN-4)

        San Diego, CA - May 15, 2000 - Amylin Pharmaceuticals, Inc. (Nasdaq:
AMLN) and Alkermes, Inc. (Nasdaq: ALKS) today announced that they have signed an agreement for the development, manufacture and commercialization of an injectable long-acting formulation of AC2993 (synthetic exendin-4), Amylin's second diabetes drug candidate. The development program will utilize Alkermes' patented and proprietary Medisorb(R) injectable sustained release drug delivery technology. Based upon results obtained to date from initial feasibility studies, the goal of the new Alkermes-Amylin agreement is a formulation that would allow once a month administration of AC2993 for the treatment of type 2 diabetes.

        "With this technology, we hope to develop and commercialize a more convenient delivery system for AC2993," said Joseph C. Cook, Jr., Chairman of the Board and Chief Executive Officer of Amylin Pharmaceuticals. "We are encouraged by results of Phase 2 clinical studies of AC2993 in the treatment of type 2 diabetes, and we plan to continue with development of AC2993 in its current formulation in parallel with our work with Alkermes on a long-acting formulation of AC2993."

        Under the terms of the agreement, Alkermes has granted to Amylin an exclusive, worldwide license to their formulation technology for the development and commercialization of injectable sustained release formulations of exendins, such as AC2993, and other related compounds that Amylin may develop. In exchange, Alkermes will receive funding for research and development and milestone payments comprised of cash and warrants for Amylin common stock upon achieving certain development and commercialization goals. Alkermes will also receive a combination of royalty payments and manufacturing fees based on any future product sales. Alkermes will initially be responsible for developing and testing several formulations, manufacturing any products commercialized as a result of the agreement, and Amylin will be responsible for conducting clinical trials, securing regulatory approvals and marketing on a worldwide basis.

        "This collaboration is an example of our interest in applying our drug delivery technologies to exciting new product candidates earlier in the development process," said Richard Pops, Chief Executive Officer of Alkermes. "Our goal is to continue to leverage our experience in developing advanced formulations of protein and peptide drugs."

        Alkermes is a leader in the development of products based on sophisticated drug delivery technologies. The Company has several areas of focus: (i) controlled, sustained release of injectable drugs lasting several days to several weeks, utilizing its ProLease(R) and Medisorb (R) technologies;
(ii) the development of pharmaceutical products based on proprietary pulmonary drug delivery technologies utilizing its AIR technology, (iii) oral delivery of drugs using the RingCap(TM) and DST technologies, and (iv) the delivery of drugs into the brain past the blood-brain barrier, utilizing its Cereport(R) technology. In addition to its Cambridge, Massachusetts headquarters, research and manufacturing facilities, Alkermes operates research and manufacturing facilities in Ohio and a medical affairs office in Cambridge, England.

        Amylin Pharmaceuticals is engaged in the discovery and development of potential drug candidates for the treatment of metabolic disorders. The Company is developing SYMLIN for the treatment of people with diabetes who use insulin. The Company has completed its Phase 3 clinical trials for SYMLIN and is planning for a submission to the FDA for approval to market SYMLIN in the US for the treatment of type 1 diabetes and insulin-using type 2 diabetes in the fourth quarter of 2000, with a submission for regulatory approval in Europe to follow later in 2000 or early in 2001. Amylin Pharmaceuticals' second diabetes drug candidate, AC2993, is in Phase 2 evaluation for the treatment of type 2 diabetes. The Company's third drug candidate, AC3056, is currently undergoing preclinical evaluation as a potential treatment for metabolic disorders relating to cardiovascular disease. The Company is considering a wide range of commercialization options for SYMLIN, including some combination of (1) a worldwide distribution arrangement with a major pharmaceutical company, (2) regional distribution and marketing arrangements, and (3) performance of some commercialization activities by Amylin Pharmaceuticals. The Company is also examining collaborative research, development and commercialization opportunities for AC2993. Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at www.amylin.com.

        This press release contains forward-looking statements about Alkermes' and

Amylin's plans. These forward-looking statements involve risks and uncertainties. The actual results could differ materially from those discussed in this press release, due to risks and uncertainties including those regarding the formulation and development of AC2993, the timing of submission of applications for marketing approvals for SYMLIN and, if approvals are obtained, time to market thereafter and the ability of Amylin to commercialize SYMLIN, the ability of Amylin to enter into sales, distribution, marketing and/or corporate partnering agreements with respect to SYMLIN and AC2993, and the results of Amylin's preclinical and clinical studies of its product candidates, including AC2993 and AC3056. Additional risks and uncertainties are described in Amylin's most recently filed SEC documents, such as its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 under the heading "Risk Factors," and its subsequently filed Quarterly Reports on Form 10-Q, and in Alkermes' SEC filings, such as its Annual Report on Form 10-K for the fiscal year ended March 31, 1999 under the heading "Risk Factors."


                                      ###